Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
November 14, 2008

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jack Pargeon	(614) 480-3878
HUNTINGTON BANCSHARES INCORPORATED
RECEIVES $1.4 BILLION IN CAPITAL THROUGH THE
U.S. TREASURY DEPARTMENT’S CAPITAL PURCHASE PROGRAM
•	Huntington receives $1.4 billion in capital by issuing 1,398,071 shares of Huntington Fixed Rate Cumulative Perpetual Preferred Stock, Series B

•	U.S. Treasury receives warrants to purchased 23.6 million shares of Huntington common stock at an initial exercise price of $8.90 per share
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN) announced, that it has received $1,398,071,000 of equity capital by issuing to the U.S. Department of Treasury 1,398,071 shares of Huntington’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share with a liquidation preference of $1,000 per share and a ten-year warrant to purchase up to 23,562,994 shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. Both the preferred securities and warrants will be accounted for as additions to Huntington’s regulatory Tier 1 and Total capital.
     Today’s announcement is consistent with Huntington’s notice on October 27, 2008, that it had received preliminary approval to participate in the U.S. Treasury Department’s Troubled Asset Relief Program (TARP) Capital Purchase Program. Under the TARP Capital Purchase Program the Treasury Department is authorized to use appropriated funds under the Emergency Economic Stabilization Act of 2008 (EESA) to invest in U.S. financial institutions to encourage financing for U.S. businesses and consumers and to support the U.S. economy.
     The Series B Preferred Stock will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. Huntington cannot redeem the preferred securities during the first three years after issuance except with the proceeds from a “qualified equity offering.” Any redemption before three years or thereafter requires Federal Reserve approval. The Series B Preferred Stock will rank on equal priority with Huntington’s existing 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.

     “Receiving this capital is a strong vote of confidence in Huntington and it significantly enhances our already strong capital position,” said Thomas E. Hoaglin, chairman, president, and chief executive officer. “At September 30, 2008, our regulatory Tier 1 and Total capital ratios were 8.80% and 12.03%, respectively, both well above the regulatory ‘well capitalized’ thresholds of 6.00% and 10.00%, respectively. This new capital adds three percentage points to these ratios, thus increasing them to about 11.8% and 15.0%, respectively. This represents more than a $2.3 billion excess above the regulatory ‘well capitalized’ thresholds”.
     “Throughout this difficult period, Huntington has remained an active lender to our Midwest customers,” he continued. “Our first priority for the use of these new funds will be to expand our lending activities, though we are mindful of the reduced loan demand that has accompanied the rapidly-weakening economic conditions”.
About Huntington
     Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
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